The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, the supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated October 11, 2016
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908
(To Prospectus dated April 29, 2016,
and Product Supplement dated May 2, 2016)

UBS AG $• Trigger Callable Contingent Yield Notes with Daily Coupon Observation

Linked to the shares of the iShares® Russell 2000 ETF due on or about August 20, 2018

Investment Description

UBS AG Trigger Callable Contingent Yield Notes with Daily Coupon Observation (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the shares of the iShares® Russell 2000 ETF (the “underlying asset”). If the closing level of the underlying asset is equal to or greater than the coupon barrier on each trading day during an observation period, UBS will pay you a contingent coupon with respect to that observation period. If the closing level of the underlying asset is less than the coupon barrier on any trading day during an observation period, no contingent coupon will be paid. UBS may elect to call the Notes in whole, but not in part (an “issuer call”), on or before the last day of each observation period (the ”observation end date”) other than the last observation period, regardless of the closing level of the underlying asset during the observation period. If UBS elects to call the Notes prior to maturity, UBS will pay you on the coupon payment date corresponding to such observation end date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Notes, in addition to any contingent coupon with respect to the final observation period. If UBS does not elect to call the Notes and a trigger event occurs, UBS will pay you less than the principal amount, if anything, at maturity, resulting in a loss on your initial investment that is proportionate to the decline in the closing level of the underlying asset from the initial level to the final level (“the underlying return”) over the term of the Notes and you may lose all of your initial investment. A trigger event is deemed to have occurred if the closing level of the underlying asset is less than the downside threshold on the “trigger observation date”, which is the final valuation date. Investing in the Notes involves significant risks. You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may not receive some or all of the contingent coupons during the term of the Notes. You will be exposed to the market risk of the underlying asset on each day of the observation periods and on the final valuation date. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying asset. Higher contingent coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal only applies if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Contingent Coupon — If the closing level of the underlying asset is equal to or greater than the coupon barrier on each trading day during an observation period, UBS will pay you the contingent coupon for that observation period on the relevant coupon payment date. If the closing level of the underlying asset is less than the coupon barrier on any trading day during an observation period, the contingent coupon for that observation period will not accrue or be payable, and UBS will not make any payment to you on the relevant coupon payment date.

❑ Issuer Callable — UBS may call the Notes in whole, but not in part, on the coupon payment date following each observation end date (other than the maturity date) regardless of the closing level of the underlying asset during the observation period. If UBS elects to call the Notes, UBS will pay you on the coupon payment date following the applicable observation end date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the observation end date for the applicable observation period. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

❑	Contingent Repayment of Principal Amount at Maturity — If UBS does not elect to call the Notes and a trigger event has not occurred, UBS will pay you a cash payment per Note equal to the principal amount, in addition to any contingent coupon with respect to the final observation period. If UBS does not elect to call the Notes and a trigger event has occurred, UBS will pay a cash payment per Note that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the underlying return and you may lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes until the maturity date.

Key Dates*

Trade Date**	October 12, 2016
Settlement Date**	October 19, 2016
Observation End Dates	Quarterly (see page 4)
Final Valuation Date	August 13, 2018
Maturity Date	August 20, 2018

* Expected. See page 2 for additional details.

**  We expect to deliver each offering of the Notes against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to three business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-17 of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronics communications network.

Note Offering

These preliminary terms relate to Notes linked to the shares of the iShares® Russell 2000 ETF. The initial level, downside threshold and coupon barrier for the Notes will be set on the trade date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Contingent Coupon Rate	Initial Level	Downside Threshold	Coupon Barrier	CUSIP	ISIN
Shares of the iShares® Russell 2000 ETF	IWM	8.05% per annum	$•	70.00% of the Initial Level	70.00% of the Initial Level	90275Y583	US90275Y5832

The estimated initial value of the Notes as of the trade date is expected to be between $9.517 and $9.817 for Notes linked to the shares of the iShares® Russell 2000 ETF. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement relating to the Notes, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of the iShares® Russell 2000 ETF	$•	$10.00	$•	$0.10	$•	$9.90

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. When you read the product supplement, please note that the Notes offered hereby are linked to the performance of a single underlying asset, and not to the performance of the “least performing underlying asset” among two or more underlying assets described in the product supplement. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Callable Contingent Yield Notes with Daily Coupon Observation Product Supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001162/ub35290512-424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries, and references to the “Trigger Callable Contingent Yield Notes with Daily Coupon Observation” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement” mean the UBS product supplement, dated May 2, 2016, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the underlying asset.
♦	You are willing to receive no contingent coupons and believe the closing level of the underlying asset will be equal to or greater than the coupon barrier on each trading day during each specified observation period.
♦	You believe a trigger event will not occur, meaning the closing level of the underlying asset will be equal to or greater than the downside threshold on the trigger observation date.
♦	You understand and accept that you will not participate in any appreciation in the level of the underlying asset and that your potential return is limited to the contingent coupons specified in the applicable pricing supplement.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You would be willing to invest in the Notes based on the coupon barrier, downside threshold and contingent coupon rate listed on the cover hereof.
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying asset and the stocks constituting the underlying asset (the “underlying constituents”).
♦	You are willing to invest in Notes that UBS may elect to call early and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying constituents of the underlying asset.
♦	You are unwilling to receive no contingent coupons during the term of the Notes and believe that the closing level of the underlying asset will decline during the term of the Notes and is likely to be less than the coupon barrier on at least one trading day during each specified observation period.
♦	You believe a trigger event will occur, meaning the closing level of the underlying asset will be less than the downside threshold on the trigger observation date.
♦	You seek an investment that participates in the full appreciation in the level of the underlying asset or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You would be unwilling to invest in the Notes based on the coupon barrier, downside threshold and contingent coupon rate listed on the cover hereof.
♦	You seek guaranteed current income from your investment or prefer to receive the dividends paid on the underlying asset and underlying constituents.
♦	You are unable or unwilling to hold Notes that UBS may elect to call early, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the underlying asset.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “iShares® Russell 2000 ETF” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Note
Term	Approximately 22 months, unless called earlier. In the event that we make any change to the expected trade date and original issue date, the calculation agent may adjust the observation end dates, the trigger observation date, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Asset	The shares of the iShares® Russell 2000 ETF.
Contingent Coupon

If the closing level of the underlying asset is equal to or greater than the coupon barrier on each trading day during an observation period, UBS will pay you the contingent coupon for that observation period on the relevant coupon payment date.

If the closing level of the underlying asset is less than the coupon barrier on any trading day during an observation period, the contingent coupon for that observation period will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date. The contingent coupon is a fixed amount based upon equal quarterly installments at a per annum rate (the “contingent coupon rate”). The table below sets forth the contingent coupon amount that would be applicable to each coupon payment date for which the closing level of the underlying asset is equal to or greater than the coupon barrier on each trading day during the applicable observation period. The table below reflects the contingent coupon rate of 8.05% per annum for the Notes. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Note)
iShares® Russell 2000 ETF
$0.2013

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation period in which the closing level of the underlying asset is less than the coupon barrier on any trading day during such observation period.
Contingent Coupon Rate	The contingent coupon rate will be 8.05% per annum for Notes linked to the shares of the iShares® Russell 2000 ETF.
Observation Period	The first observation period will consist of each day from but excluding the trade date to and including the first observation end date. Each subsequent observation period will consist of each day from but excluding an observation end date to and including the next following observation end date.
Observation End Dates(1)	See “Observation Periods, Observation End Dates and Coupon Payment Dates” on page 4.
Trigger Event

A trigger event is deemed to have occurred if the closing level of the underlying asset is less than the downside threshold on the trigger observation date.

In this case, you will be exposed to the negative underlying return.

Trigger Observation Date(s)(1)	August 13, 2018, which is the final valuation date.
Issuer Call Feature

UBS may elect to call the Notes in whole, but not in part, on or before any observation end date (other than the final valuation date), regardless of the closing level of the underlying asset during the observation period.

If UBS elects to call the Notes, UBS will pay you on the coupon payment date following the applicable observation end date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the applicable observation end date.

Payment at Maturity (per Note)

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment per Note on the maturity date equal to the principal amount of $10 plus the contingent coupon otherwise due on the maturity date.

If UBS does not call the Notes and a trigger event occurs, UBS will pay you a cash payment on the maturity date that is less than the principal amount, if anything, equal to:

$10 x (1 + Underlying Return)

You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level - Initial Level Initial Level
Downside Threshold(2)	A specified level of the underlying asset that will be less than the initial level, equal to a percentage of the initial level and equal to the coupon barrier, as specified on the cover hereof,
Coupon Barrier(2)	A specified level of the underlying asset that will be less than the initial level, equal to a percentage of the initial level and equal to the downside threshold as specified on the cover hereof.
Initial Level(2)	The closing level of the underlying asset on the trade date, as determined by the calculation agent.
Final Level(2)	The closing level of the underlying asset on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Five business days following the applicable observation end date on which the applicable observation period ends, except that the coupon payment date for the final observation period will be the maturity date.

(1)	Subject to the market disruption event provisions set forth in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement
(2)	Subject to adjustment by the calculation agent in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity” and ”Reorganization Events for Notes Linked to an Underlying Equity” in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement
2

Investment Timeline

Trade Date	The initial level is observed, and the downside threshold and coupon barrier are determined.
¯
Quarterly (callable by UBS at its election)

If the closing level of the underlying asset is equal to or greater than the coupon barrier on each trading day during an observation period, UBS will pay you the contingent coupon for that observation period on the relevant coupon payment date.

If the closing level of the underlying asset is less than the coupon barrier on any trading day during an observation period, the contingent coupon for that observation period will not accrue or be payable, and UBS will not make any payment to you on the relevant coupon payment date.

UBS may elect to call the Notes in whole, but not in part, on or before any observation end date (other than the final valuation date), regardless of the closing level of the underlying asset during such observation period.

If UBS elects to call the Notes, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the applicable observation end date. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

¯
Maturity Date

The final level of the underlying asset is observed on the final valuation date.

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment per Note on the maturity date equal to the principal amount of $10 plus the contingent coupon otherwise due on the maturity date.

If UBS does not elect to call the Notes and a trigger event occurs, UBS will pay you a cash payment per note on the maturity date that is less than the principal amount, if anything, equal to:

$10 x (1 + Underlying Return)

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may not receive some or all of the contingent coupons during the term of the Notes. You will be exposed to the market risk of the underlying asset on each trading day of the observation periods and on the final valuation date, and if the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying asset. If UBS does not elect to call the Notes and a trigger event occurs, you will lose some or all of your initial investment at maturity.

3

Observation Periods, Observation End Dates(1) and Coupon Payment Dates(1) (2)(3)

Observation Periods Ending on the Following Observation End Dates	Coupon Payment Dates/Call Settlement Dates (if called)
January 12, 2017	January 20, 2017
April 12, 2017	April 20, 2017
July 12, 2017	July 19, 2017
October 12, 2017	October 19, 2017
January 12, 2018	January 22, 2018
April 12, 2018	April 19, 2018
August 13, 2018*	August 20, 2018**

*	This is also the final valuation date.
**	This is also the maturity date. UBS may not elect to call the notes on the final valuation date. Thus, the maturity date is not a call settlement date.
(1)	Subject to the market disruption event provisions set forth in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement.
(2)	If you are able to sell the Notes in the secondary market on the day preceding an observation end date, or on an observation end date, the purchaser of the Notes shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation period. If you are able to sell your Notes in the secondary market on the day following an observation end date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation period.
(3)	Five business days following the applicable observation end date on which the applicable observation period ends, except that the coupon payment date for the final observation period will be the maturity date.
4

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If UBS does not elect to call the Notes, UBS will repay you the principal amount of your Notes in cash only if a trigger event does not occur and will only make such payment at maturity. If UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying return and in extreme situations, you could lose all of your initial investment.
♦	The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at such time is equal to or greater than the downside threshold.
♦	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. If the closing level of the underlying asset is less than the coupon barrier on any trading day during an observation period, UBS will not pay you the contingent coupon applicable to such observation period. This will be the case even if the closing level of the underlying asset was higher than the coupon barrier on every other day during the observation period. If the closing level of the underlying asset is less than the coupon barrier on any trading day during each observation period, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying asset and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying asset. In addition, your return on the Notes will vary based on the number of observation periods, if any, in which the requirements of the contingent coupon have been met prior to maturity or an issuer call. Because UBS may elect to call the Notes as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if UBS elects to call the Notes, you will not receive any contingent coupons or any other payment in respect of any observation periods after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If UBS does not elect to call the Notes, you may be subject to the decline of the underlying asset even though you cannot participate in any appreciation in the level of the underlying asset. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.
♦	A higher contingent coupon rate or lower downside threshold or coupon barrier may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, coupon barrier and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of the underlying asset could be less than the coupon barrier on any trading day during an observation period and that the final level of the underlying asset could be less than the downside threshold on the trigger observation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold and/or coupon barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, a relatively lower downside threshold and/or coupon barrier may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the underlying asset and the potential to lose some or all of your initial investment.
♦	UBS may elect to call the Notes and the Notes are subject to reinvestment risk — UBS may elect to call the Notes at its discretion prior to the maturity date. If UBS elects to call your Notes early, you will no longer have the opportunity to receive any contingent coupons after the applicable call settlement date. The first call settlement date occurs after the observation periods prior to such call settlement date and therefore you may not have the opportunity to receive any contingent coupons after the first call settlement date. In the event UBS elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. Further, UBS’ right to call the Notes may also adversely impact your ability to sell your Notes in the secondary market.

It is more likely that UBS will elect to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar contingent coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. UBS is less likely to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are less than the interest that would be payable on other comparable instruments issued by UBS, which includes when the level of the underlying asset is less than the coupon barrier. Therefore, the Notes are more likely to remain outstanding when the expected amount payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.

♦	An investment in Notes with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features — Because of the issuer call and contingent coupon features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the contingent coupon rate on the Notes may be less than the amount of interest you
5

could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent coupon rate and UBS elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
♦	Any payment on the Notes is subject to the creditworthiness of UBS — The Notes are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset or its underlying constituents, the issuer of the underlying asset (the "underlying asset issuer") and the issuers of the underlying constituents (the “underlying constituent issuers”) such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. For additional information regarding the underlying asset issuer, please see "Information about the Underlying Asset" in this preliminary pricing supplement and the respective underlying asset issuer's SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the applicable underlying asset issuer with the SEC.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level of the underlying asset, the volatility of the underlying asset, the dividend rate paid on the underlying asset and underlying constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
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♦	Limited or no secondary market and secondary market price considerations.
There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; the dividend rate paid on the underlying asset and underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance that the closing level of the underlying asset will be equal to or greater than the coupon barrier on each trading day during each observation period, or, if UBS does not elect to call the Notes, that a trigger event will not occur. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of each underlying constituent. You should be willing to accept the downside risks of owning equities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.
♦	The underlying asset is an exchange traded fund and its value may not completely track the value of its underlying constituents — Although the trading characteristics and valuations of an exchange traded fund (an “ETF”) such as the underlying asset will usually mirror the characteristics and valuations of the underlying constituents, its value may not completely track the value of its underlying constituents. The value of the underlying asset will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying asset may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying asset or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of the underlying asset may fluctuate with changes in the market value of the underlying constituents. The market prices of the underlying asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying asset and may adversely affect the liquidity and prices of the underlying asset, perhaps significantly. For any of these reasons, the market price of the underlying asset may differ from its NAV per share and the underlying asset may trade at, above or below its NAV per share.
♦	Failure of the underlying asset to track the level of its target index — While the underlying asset is designed and intended to track the level of a specific index (the “target index”), various factors, including fees and other transaction costs, will prevent the underlying asset from correlating exactly with changes in the level of such target index. Accordingly, the performance of the underlying asset will not be equal to the performance of its target index during the term of the Notes.
♦	Small-Capitalization Risks — The Notes are subject to risks associated with small-capitalization companies. The underlying asset invests in companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than mid- and large-capitalization companies and therefore the underlying asset’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by mid- and large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of mid- and large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than mid- and large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than mid- and large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	The underlying asset utilizes a passive indexing investment approach — The underlying asset is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the IWM Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of stocks that generally replicate such target index. Therefore, unless a specific stock is removed from the target index, the IWM Fund generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the IWM Fund is subject to the risk that the investment strategy of the IWM Fund’s investment adviser may not produce the intended results.
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♦	There is no affiliation between the underlying asset issuer or any underlying constituent issuer and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or any underlying constituent issuer. However, we are not affiliated with the underlying asset issuer or any underlying constituent issuer and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and the underlying asset issuer and each underlying constituent. Neither the underlying asset issuer nor any underlying constituent issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuer and any underlying constituent issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level, coupon barrier, downside threshold and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying asset, the determination as to whether the contingent coupon is payable to you on any coupon payment date, or whether the amount you receive at maturity may be based on a share of another exchange traded fund or a replacement basket. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity” and “—Reorganization Events for Notes Linked to an Underlying Equity” in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement.
♦	Potential UBS impact on the underlying asset — Trading or transactions by UBS or its affiliates in the underlying asset, listed and/or over-the-counter options, futures, ETFs or other instruments with returns linked to the performance of the underlying asset, underlying constituents or target index may adversely affect the market price of that underlying asset on any observation date (including the final valuation date) and, therefore, the market value of the Notes and any payout to you of any contingent coupons or at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with an underlying asset issuer or any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and the payment at maturity of the Notes, if any, based on observed level of the underlying asset. The calculation agent can postpone the determination of the initial level, closing level or final level of the underlying asset (and therefore the related coupon payment date or maturity date, as applicable), on the trade date, any observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the contingent coupon rate, downside threshold and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation.
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Hypothetical Examples of How the Notes Might Perform

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 22 months
Contingent Coupon Rate:*	8.05% per annum (or 2.0125% per quarter)
Contingent Coupon:*	$0.2013 per quarter
Observation End Dates:	Quarterly
Trigger Observation Date:	Final Valuation Date
Initial Level:	$120.00
Coupon Barrier:	$84.00 (which is equal to 70.00% of the Initial Level)
Downside Threshold:	$84.00 (which is equal to 70.00% of the Initial Level)
*	The actual contingent coupon rate and contingent coupon are indicated on the cover of this preliminary pricing supplement and on page 2 under “Indicative Terms”.

Example 1 — On the first Observation End Date, UBS calls the Notes.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period	$100.00 (equal to or greater than Coupon Barrier)	$10.2013 (Settlement Amount)
	Total Payment	$10.2013 (2.013% total return)

Because UBS elects to call the Notes after the first observation end date and the closing level of the underlying asset is equal to or greater than the coupon barrier on each trading day during the observation period, UBS will pay on the call settlement date a total of $10.2013 per Note (reflecting your principal amount plus the applicable contingent coupon), a 2.013% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — On the third Observation End Date, UBS calls the Notes.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period	$80.00 (less than Coupon Barrier)	$0.00
Second Observation Period	$90.00 (equal to or greater than Coupon Barrier)	$0.2013
Third Observation Period	$81.00 (less than Coupon Barrier)	$10.00 (Settlement Amount)
	Total Payment	$10.2013 (2.013% total return)

Because UBS elects to call the Notes after the third observation end date, UBS will pay on the call settlement date a total of $10.00 per Note (reflecting your principal amount). Because the closing level of the underlying asset was less than the coupon barrier on at least one day during the third observation period, no contingent coupon will be paid for the third observation period. When added to the contingent coupon of $0.2013 received in respect of a prior observation period, you will have received a total of $10.2013, a 2.013% total return on the Notes. You will not receive any further payments on the Notes.

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Example 3 — UBS does NOT call the Notes and a Trigger Event does not occur.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period	$95.00 (equal to or greater than Coupon Barrier)	$0.2013 (Contingent Coupon)
Second Observation Period	$105.00 (equal to or greater than Coupon Barrier)	$0.2013 (Contingent Coupon)
Third through Seventh Observation Periods	Various (all less than Coupon Barrier)	$0.00
Final Observation Period *	$100.00 (equal to or greater than Coupon Barrier and Downside Threshold)	$10.2013 (Payment at Maturity)
	Total Payment	$10.6039 (6.039% total return)

Because UBS does not elect to call the Notes and the final level of the underlying asset is equal to or greater than the downside threshold, a trigger event has not occurred. At maturity, UBS will pay a total of $10.2013 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $0.4026 received in respect of the prior observation periods, UBS will have paid a total of $10.6039, a 6.039% total return on the Notes.

*Also assumes a final level equal to the lowest closing level during the final observation period.

Example 4 — UBS does NOT call the Notes and a Trigger Event does not occur.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period	$115.00 (equal to or greater than Coupon Barrier)	$0.2013 (Contingent Coupon)
Second Observation Period	$100.00 (equal to or greater than Coupon Barrier)	$0.2013 (Contingent Coupon)
Third through Seventh Observation Periods	Various (all less than Coupon Barrier)	$0.00
Final Observation Period	Lowest Closing Level During Observation Period: $75.00 (less than Coupon Barrier) Final Level: $85.00 (equal to or greater than Coupon Barrier and Downside Threshold)	$10.00 (Payment at Maturity)
	Total Payment	$10.4026 (4.026% total return)

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Because UBS does not elect to call the Notes and the final level of the underlying asset is equal to or greater than the downside threshold, a trigger event has not occurred. Because the closing level of the underlying asset was less than its coupon barrier on at least one day during the final observation period, no contingent coupon will be paid for the final observation period. At maturity, UBS will pay a total of $10.00 per Note (reflecting your principal amount). When added to the contingent coupons of $0.4026 received in respect of the prior observation periods, UBS will have paid a total of $10.4026, a 4.026% total return on the Notes.

Example 5 — UBS does NOT call the Notes and a Trigger Event occurs.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period	$90.00 (equal to or greater than Coupon Barrier)	$0.2013 (Contingent Coupon)
Second Observation Period	$95.00 (equal to or greater than Coupon Barrier)	$0.2013 (Contingent Coupon)
Third through Seventh Observation Periods	Various (all less than Coupon Barrier)	$0.00
Final Observation Period*	$48.00 (less than Coupon Barrier and Downside Threshold)	$10.00 × [1 + Underlying Return] = $10.00 × [1 + (-60%)] = $10.00 × 40%= $4.00 (Payment at Maturity)
	Total Payment	$4.4026 (55.974% loss)

Because UBS does not elect to call the Notes and the final level of the underlying asset is less than the downside threshold, a trigger event occurs. Therefore, at maturity, you will be exposed to the underlying return and UBS will pay you $4.00 per Note. When added to the contingent coupons of $0.4026 received in respect of prior observation periods, UBS will have paid you $4.4026 per Note for a loss on the Notes of 55.974%.

*   Also assumes a final level equal to the lowest closing level during the final observation period.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the UBS does not elect to call the Notes, you may lose some or all of your investment. Specifically, if UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of the underlying asset on each day of the observation periods and on the final valuation date. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying asset. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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iShares® Russell 2000 ETF

We have derived all information contained herein regarding the iShares® Russell 2000 ETF (the “IWM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the IWM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund.

The IWM Fund is one of the investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000 Index (the “Russell 2000”). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.

The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the Russell 2000. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.

As of June 30, 2016, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.20% of the IWM Fund’s average daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.

As of June 30, 2016, the IWM Fund held stocks of U.S. companies in the following industry sectors: Financials (25.62%), Information Technology (17.15%), Industrials (13.80%), Health Care (13.57%), Consumer Discretionary (13.51%), Materials (4.54%), Utilities (4.27%), Consumer Staples (3.12%), Energy (3.02%), and Telecommunications (0.94%).

In making your investment decision you should review the prospectus related to the IWM Fund, dated August 1, 2016 filed by iShares Trust (“the IWM Fund Prospectus”) available at:

https://www.sec.gov/Archives/edgar/data/1100663/000119312516666579/d149939d497k.htm

In addition, the IWM Fund Prospectus is available on IWM Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the IWM Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, these terms or any accompanying prospectus.

The IWM Fund’s website is http://us.ishares.com/product_info/fund/overview/IWM.htm. Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol “IWM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for the IWM Fund, based on the daily closing levels on the primary exchange for the IWM Fund. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the IWM Fund on September 23, 2016 was $124.81. The actual initial level will be the closing level of the IWM Fund on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$84.41	$74.56	$82.85
4/2/2012	6/29/2012	$83.79	$73.64	$79.65
7/2/2012	9/28/2012	$86.40	$76.68	$83.46
10/1/2012	12/31/2012	$84.69	$76.88	$84.29
1/2/2013	3/28/2013	$94.80	$86.65	$94.26
4/1/2013	6/28/2013	$99.51	$89.58	$97.16
7/1/2013	9/30/2013	$107.10	$98.08	$106.62
10/1/2013	12/31/2013	$115.31	$103.67	$115.31
1/2/2014	3/31/2014	$119.83	$108.64	$116.34
4/1/2014	6/30/2014	$118.81	$108.88	$118.81
7/1/2014	9/30/2014	$120.02	$109.35	$109.35
10/1/2014	12/31/2014	$121.08	$104.30	$119.67
1/2/2015	3/31/2015	$126.03	$114.69	$124.35
4/1/2015	6/30/2015	$129.01	$120.85	$124.86
7/1/2015	9/30/2015	$126.31	$107.53	$109.20
10/1/2015	12/31/2015	$119.85	$109.01	$112.51
1/4/2016	3/31/2016	$110.20	$94.80	$110.62
4/1/2016	6/30/2016	$118.43	$108.69	$114.97
7/1/2016	9/30/2016	$125.70	$113.69	$124.21
10/3/2016*	10/10/2016*	$124.30	$122.83	$124.30

* As of the date hereof, available information for the fourth calendar quarter of 2016 includes data for the period from July 1, 2016 through October 10, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

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The graph below illustrates the performance of the IWM Fund from January 3, 2006 through October 10, 2016, based on information from Bloomberg. The dotted line represents a hypothetical downside threshold and coupon barrier of $87.01, which is equal to 70.00% of the closing level on October 10, 2016. The actual downside threshold and coupon barrier will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

140
120
100
80
60
40
20
0
Hypothetical Downside Threshold = Hypothetical Coupon Barrier
(70% of Hypothetical Initial Level)
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, particularly in respect of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), as described in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement,and to discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying asset. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an issuer call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, issuer call, or redemption on maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Notes. Subject to the constructive ownership rules, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership” transaction under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, as described in such product supplement. The risk that the Notes may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that contain downside protection.

Because the underlying asset would be treated as a “pass-thru entity” for purposes of Section 1260, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the sale, exchange, issuer call, redemption or maturity of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental U.S. Tax Considerations - Alternative Treatments” of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement.

The Internal Revenue Service (“IRS”) might also assert that the Notes should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) or that you should be required to recognize taxable gain (including ordinary income to the extent attributed to certain contingent coupons) on any rebalancing or rollover of the underlying asset.

Notice 2008-2. The U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Notes. Notice 2008-2 focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of investing in the Notes, including the possible application of 30% U.S. withholding tax in respect to the coupons.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of the applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to withhold any tax on any contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897, discussed below, gain from the sale, exchange, issuer call, redemption or maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

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Section 871 (m). Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the underlying constituents of the underlying asset), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Notes under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Section 897. We will not attempt to ascertain whether the underlying asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If the underlying asset issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, issuer call or other taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying asset issuer for their Notes as a USRPHC and the Notes as United States real property interests.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of securities similar to the Notes purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may not be any interest payments over the entire term of such securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, The House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

 We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” herein.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Indicative Terms	3
Investment Timeline	4
Observation Periods, Observation End Dates and Coupon Payment Dates	5
Key Risks	6
Hypothetical Examples of How the Notes Might Perform	10
iShares® Russell 2000 ETF	13
What Are the Tax Consequences of the Notes?	20
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	22

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-12
Risk Factors	PS-17
General Terms of the Notes	PS-33
Use of Proceeds and Hedging	PS-51
Supplemental U.S. Tax Considerations	PS-52
Certain ERISA Considerations	PS-59
Supplemental Plan of Distribution (Conflict of Interest)	PS-60

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$• UBS AG Trigger Callable Contingent Yield Notes with Daily Coupon Observation due on or about August 20, 2018

Preliminary Pricing Supplement dated October 11, 2016 (To Product Supplement dated May 2, 2016 and Prospectus dated April 29, 2016)

UBS Investment Bank UBS Financial Services Inc.